NOTICE TO HOLDERS OF THE FOLLOWING SECURITIES OF OR RELATING TO
JSC TEMIRBANK (THE “BANK”):

Common shares in the Bank (NIN: KZ1C00260014; ISIN KZ000A1CTM18) (the “Common Shares”);

Preference shares in the Bank (NIN: KZ1P00260110; ISIN: KZ000A1CTM26) (the “Preference Shares” and, together with the Common Shares, the “Shares”);

Rule 144A global depositary shares representing Common Shares (CUSIP: 87971S100; ISIN: US87971S1006) (the “Rule 144A GDSs); and

Regulation S global depositary shares representing Common Shares (CUSIP: 87971S209; ISIN: US87971S2095) (the “Reg S GDSs” and, together with the Rule 144A GDSs, the “GDSs”).

Pursuant to the consolidation (prisoyedineniye) (the “Consolidation”) of the Bank and JSC ForteBank (“ForteBank”) into JSC Alliance Bank (“Alliance Bank”), which was approved (i) at the Joint Extraordinary General Shareholders’ Meeting of the Bank, ForteBank and Alliance Bank held on 10 November 2014 (the “GSM”), and (ii) by the Committee for Regulation of Natural Monopolies and Protection of Competition of the Ministry of National Economy of the Republic of Kazakhstan on 26 November 2014, the Shares will all be transferred to Alliance Bank on or around 12 December 2014 (the “Exchange Date”), and in consideration for such transfer, holders of Shares (“Shareholders”) will receive common shares in Alliance Bank (the “ALB Shares”) on the Exchange Date in accordance with the exchange ratios approved by Shareholders at the GSM.

The exchange of securities described herein relates to the securities of a company incorporated in Kazakhstan. The exchange is subject to disclosure requirements that are different from those of the United States. No financial statements are included in this document and the financial statements which the Bank and Alliance Bank prepare are prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Alliance Bank is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Alliance Bank may acquire Shares or GDSs otherwise than under the exchange of securities described herein, such as in open market or privately negotiated purchases.

Considerations for Shareholders

Shareholders are advised that, on the Exchange Date, their Shares will be debited from their accounts with the Central Securities Depositary JSC in Kazakhstan and the relevant number of ALB Shares (NIN: KZ1C40310019; ISIN: KZ000A0F4546) will be credited to such accounts.

Considerations for Holders of GDSs

Holders of GDSs are advised that, on the Exchange Date, the Common Shares deposited with JSC Kazkommertsbank (the “Custodian”) and held on behalf of The Bank of New York Mellon (the “Depositary”) pursuant to the deposit agreements dated as of 30 June 2010 among the Bank, the Depositary and the Owners and Beneficial Owners of GDSs issued thereunder (the “Deposit Agreements”), will be withdrawn and transferred to Alliance Bank. The Depositary will call for surrender of all the GDSs and, upon surrender of GDSs (which will be effected automatically by the relevant Clearing Systems (as defined below) surrendering the GDSs on behalf of holders), will deliver 11.922617219 global depositary receipts representing ALB Shares (“ALB GDRs”) issued under the deposit agreement dated 19 March 2010 between ALB and The Bank of New York Mellon, as depositary, for every GDS held. Each ALB GDR will represent 500 ALB Shares. No fractions of ALB GDRs will be delivered. Instead, the Depositary, the Clearing Systems or participants in the Clearing Systems, as applicable, will sell the aggregated fractions of ALB GDRs and distribute the net proceeds of those sales to the holders of GDSs entitled to them as soon as practicable following the Exchange Date.

Holders of Rule 144A GDSs will automatically receive Rule 144A ALB GDRs (CUSIP: 018531707; ISIN: US0185317072) without the requirement for any certification as to the status of such holder. Likewise, holders of Reg S GDSs will automatically receive Regulation S ALB GDRs (CUSIP: 018531806; ISIN: US0185318062) without the requirement for any certification as to the status of such holder. The relevant number of ALB GDRs will be credited to the accounts with Euroclear Bank, SA/NV, Clearstream Banking, société anonyme or The Depository Trust Company (together, the “Clearing Systems”) in which such holders held their GDSs. The ALB GDRs distributed to holders of GDSs will initially be issued under temporary global depositary receipt facilities with CUSIPs and ISINs different to those assigned to existing ALB GDRs but, upon the admission of such ALB GDRs to the official list of the Luxembourg Stock Exchange and to trading on the Euro MTF Market of the Luxembourg Stock Exchange, which Alliance Bank expects to occur sometime in the course of 2015, the Rule 144A ALB GDRs and Reg S ALB GDRs shall have the CUSIPs and ISINs assigned to currently outstanding ALB GDRs of the relevant class.

Alliance Bank has been advised by the Depositary that it will not charge holders of GDSs any fees in connection with the exchange.

Further Information

Any questions relating to the Consolidation or the exchange of Shares or GDSs for ALB Shares or ALB GDRs should be addressed to Alliance Bank as follows:

Contact:	Ms. Aliya Yeszhan
Tel:	+7 727 258 4040, extension 52447
Email:	IR@alb.kz

Governing law

This Notice and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

This Notice is given by:

JSC ALLIANCE BANK
50, Furmanov Street
Almaty, 050004
Kazakhstan

9 December 2014

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